EXHIBIT C

VERIFICATION OF THE TRUST

In accordance with Rule 0-2(d) under the 1940 Act, the undersigned states that he has duly executed the attached Application for an order, for and on behalf of Frost Family of Funds; that he is President of the Trust; and that all actions by the trustees and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FROST FAMILY OF FUNDS

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President